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FOR IMMEDIATE RELEASE


CHAMPION COMMUNICATION SERVICES, INC. - ANNOUNCES THIRD QUARTER RESULTS

The Woodlands, Texas, December 1, 2004 - CHAMPION Communication Services, Inc. (the "Company") (TSX Venture Exchange Symbol: CHP and U.S. Over the Counter Bulletin Board Symbol: CCMS.OB) announced today unaudited financial results for the third quarter ended September 30, 2004. All amounts are in U.S. dollars.

The Company reported revenues of $561,000 for the quarter ended September 30, 2004 compared to $747,000 for the quarter ended September 30, 2003. The loss of revenue is a result of churn (the activity of subscriber units added and lost) experienced in the domestic operations in the amount of $173,000 and a decrease of $13,000 in equipment sales.

Cost and expenses decreased $131,000 for the quarter ended September 30, 2004 from September 30, 2003 reflecting a decrease of $123,000 in dispatch expenses and $8,000 for cost of goods sold related to the equipment sales. The decrease in dispatch expenses reflects tower rent reductions and other cost reductions achieved during the quarter.

Depreciation and amortization for the quarter ended September 30, 2004 was $119,000, compared to $135,000 for the quarter ended September 30, 2003. Depreciation and amortization decreased due to licenses becoming fully amortized and equipment fully depreciated.

General and administrative expenses decreased $205,000 for the three months ended September 30, 2004 as compared with the quarter ended September 30, 2003, the result of discontinuing the spectrum division and direct equipment sales as well as the CEO forgoing salary in lieu of a success-based commission agreement.

The net loss was $241,000, or $(0.06) per share, for the quarter ended September 30, 2004, compared to a net loss of $390,000, or $(0.10) per share, for the quarter ended September 30,

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2003. The loss of revenues due to churn netted with expense reductions achieved resulted in the decreased net loss for the third quarter 2004 as compared with the third quarter 2003. Subscriber unit loading for the quarter ended September 30, 2004 was 206 compared to 186 units during the three months ended September 30, 2003.

CHAMPION is a publicly owned company which trades on the TSX Venture Exchange
(CHP) and U.S. Over the Counter Bulletin Board (CCMS.OB) and is a leader in wireless UHF trunked two-way communications.

As of November 10, 2004 there were 4,240,325 shares of the Company's common stock, $0.01 par value outstanding.

For further information contact:
Mr. Albert F. Richmond, Chief Executive Officer

Telephone:  1-800-614-6500
Fax:        1-281-364-1603


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Please note that this press release contains forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Except for historical information, the matters discussed in this press release are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. Factors that could cause actual results to differ materially include, but are not limited to, the following: the Federal Communications Commission granting the requested license transfers; fluctuations in the Company's tower rental expenses; inventory and loan balances; competition; acquisition and expansion risk; liquidity and capital requirements; government regulation; the Company's ability to acquire and sell spectrum; and other factors listed from time to time in the Company's SEC reports.